Exhibit 99.1

Worthington Reports Fourth Quarter and Fiscal Year Results

COLUMBUS, Ohio, June 28, 2012 – Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $755.4 million and net earnings of $52.1 million, or $0.75 per share, for its fourth quarter ended May 31, 2012.  For last year’s fourth quarter, the Company reported net sales of $675.7 million and net earnings of $51.9 million, or $0.70 per share.

For the fiscal year ended May 31, 2012, the Company reported net earnings of $115.6 million, or $1.65 per share, driven by the strong fourth quarter.  Net sales were up 4%, or $92.1 million, from the prior year to $2,534.7 million. The comparison reflects a $335.1 million decrease due to the deconsolidation of Metal Framing and Automotive Body Panels segments, which was more than offset by the $201.9 million of additional sales from acquisitions, increased volumes in Steel Processing, and higher overall average selling prices.  Current year earnings were adversely affected by declining steel prices in Steel Processing, $9.7 million of recall expenses in Pressure Cylinders and $6.2 million of restructuring charges.  In the prior year, earnings included significant inventory holding gains in Steel Processing and restructuring gains of $3.4 million.

The results for the three- and twelve-month periods ended May 31, 2012 were as follows:

(U.S. dollars in millions, except per share data)

	4Q 2012	3Q 2012	4Q 2011	12M 2012	12M 2011
Net sales	$755.4	$611.3	$675.7	$2,534.7	$2,442.6
Operating income	59.5	18.1	62.3	101.6	124.4
Equity income	22.2	24.0	24.9	92.8	76.3
Net earnings	52.1	25.9	51.9	115.6	115.1
Earnings per share	$0.75	$0.37	$0.70	$1.65	$1.53

“We had a strong fourth quarter with very good results from our core businesses and most of our joint ventures,” John McConnell, Chairman and CEO said.  “The Cylinders business segment produced excellent results from consumer products, as well as alternative fuel tank products.  We also saw strong automotive demand in the fourth quarter, although other markets, such as construction, have been limited in their market recovery.”  McConnell added, “We have been able to work through the volatility of material costs throughout the year as we drive to maximize our operational performance.  Our newly acquired businesses have provided us with new markets and are contributing to our overall earnings.”

Consolidated Quarterly Results

Net sales for the fourth quarter ended May 31, 2012, were $755.4 million, up 12% from the comparable quarter in the prior year, when net sales were $675.7 million. The increase in net sales includes $64.5 million due to acquisitions, the impact of higher overall volumes and higher average selling prices in Pressure Cylinders, which were partially offset by the $25.6 million impact of the deconsolidation transactions.

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Worthington Industries
June 28, 2012

Gross margin for the current quarter was $121.5 million, up $2.3 million from the prior year quarter. The increase in net sales was substantially offset by a lower spread between average selling prices and material costs as inventory holding gains realized in the current quarter were substantially  lower than those in the previous year’s quarter.

SG&A expense increased $2.6 million over the prior year quarter driven by the impact of acquisitions and partially offset by the deconsolidation transactions.

Operating income for the current quarter was $59.5 million, compared to $62.3 million in the prior year quarter.  In addition to the factors mentioned above, operating income for the current quarter and prior year quarter included net gains of $2.3 million and $4.8 million, respectively, related to the combined impact of impairments, restructuring charges and the joint venture transactions.  Current quarter restructuring charges consisted primarily of accrued severance related to the previously announced closure of the commercial stairs business. The $4.0 million net gain within the “joint venture transactions” line for the current quarter was driven by on-going activity related to the wind down of the retained metal framing facilities and consists of gains on asset disposals partially offset by ongoing facility exit and other costs.

Interest expense was $5.0 million in the current quarter, compared to $4.7 million in the prior year quarter due to the impact of higher average debt levels.

Equity in net income from unconsolidated joint ventures was $22.2 million, a decrease of $2.7 million from the prior year quarter, on sales of $427.6 million.  WAVE contributed $14.1 million of earnings in the current quarter, a decrease of $2.0 million from the comparable quarter in the prior year.  Other significant contributions to equity income during the quarter were TWB at $3.2 million, Serviacero at $2.7 million and ArtiFlex at $1.4 million.

For the current quarter, income tax expense of $23.2 million compared to $28.9 million in the prior year quarter.  Current quarter income tax expense reflected an effective tax rate of 31.0% compared to 35.8% for the prior year quarter.  The decrease in the effective tax rate was primarily due to more of the Company’s income qualifying for the production activities deduction, and certain discrete items, primarily related to state law changes.

Balance Sheet

At quarter end, total debt was $533.7 million, down $5.2 million from February 29, 2012, primarily due to repayments of short-term borrowings in the current quarter.  As of May 31, 2012, the Company had utilized $135.0 million of its $150.0 million trade accounts receivable securitization facility, and $135.6 million was drawn on the Company’s $425.0 million revolving credit facility.

Quarterly Segment Results

Steel Processing’s net sales of $429.6 million were down $2.1 million over the prior year quarter as the impact of higher overall volume was more than offset by lower average selling prices. The mix of direct versus toll tons processed during the current quarter was consistent with the prior year quarter of 53% to 47%.  Operating income decreased $5.9 million as the impact of higher volumes, the decrease in SG&A expenses, and the $2.1 million related to the joint venture transactions were more than offset by inventory holding gains which were 88% lower than those realized in the prior year quarter.  The decrease in SG&A expenses resulted from lower profit sharing and bonus expenses and a decrease in corporate allocated expense.  The $2.1 million gain on joint venture transactions related to the disposal of certain steel processing assets acquired in connection with the formation of the ClarkDietrich joint venture.  This gain was included in the “joint venture transactions” line to correspond with amounts previously recognized in this line in connection with this transaction.

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Worthington Industries
June 28, 2012

Pressure Cylinders’ net sales of $236.8 million were up 29% from the prior year quarter aided by recent acquisitions and a favorable mix in sales resulting in higher average selling prices.  Operating income was $21.8 million, up $2.7 million from the prior year quarter primarily due to the acquisitions.

Engineered Cabs generated net sales of $64.1 million in the current quarter and reported operating income of $6.3 million.  Engineered Cabs includes the operations of Angus Industries, Inc., which was acquired by the Company on December 29, 2011.  With four U.S. locations, the business designs and manufactures custom-engineered open and closed cabs and operator stations for a wide range of heavy mobile equipment for the mining, agriculture and construction markets.

The entities included in “Other” are the International and Military Construction businesses and Steel Packaging operating segment, as well as other non-allocated expenses.  Operations in “Other” reported net sales of $24.9 million, which was $28.8 million lower than in the prior year quarter.  This decrease was primarily due to the deconsolidation of the Automotive Body Panels segment in May 2011 and the recognition of sales in the prior year relating to a project concluded by the International Construction business in Mozambique, Africa.  These operations reported a combined loss of $2.6 million for the quarter driven primarily by losses generated in the construction business.

Fiscal 2012 Highlights/Activities

●
In the fourth quarter, the Company repurchased 1.2 million shares of stock for $21.3 million at an average price of $17.60.  For fiscal 2012, the Company repurchased a total of $73.4 million in stock at an average price of $16.42. Common shares outstanding totaled 67,906,369 as of May 31, 2012.

●
On July 1, 2011, the Company purchased substantially all of the net assets of the BernzOmatic business (“Bernz”) from Irwin Industrial Tool Company, a subsidiary of Newell Rubbermaid, Inc.  Bernz is a leading manufacturer of hand held torches and accessories.  The acquired net assets became part of Pressure Cylinders.

●
On September 30, 2011, the Company completed the acquisition of Poland-based STAKO  (“STAKO”).  STAKO manufactures liquefied petroleum gas tanks for engines in passenger cars and commercial and delivery vehicles.  The acquired net assets became part of Pressure Cylinders.

●	On December 1, 2011, the Company acquired the propane fuel cylinders business of The Coleman Company, Inc. (“Coleman Cylinders”), now part of Pressure Cylinders.

●
On December 29, 2011, the Company acquired Angus Industries, Inc. (“Angus”). Angus designs and manufactures high-quality, custom-engineered open and closed cabs and operator stations for a wide range of heavy mobile equipment.   Angus is a stand-alone operating segment, referred to as Engineered Cabs.

●
On January 10, 2012, a voluntary recall was announced of Pressure Cylinders’ MAP-PROTM, propylene and MAAP® cylinders and related hand torch kits.  The recall was a precautionary step and involved a valve supplied by a third party that may leak when a torch or hose is disconnected from the cylinder.  Pressure Cylinders incurred a pre-tax charge of $9.7 million in the second quarter to cover the cost of the recall.

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Worthington Industries
June 28, 2012

Outlook

“The macro issues surrounding the limited economic recovery continue to dominate the headlines and require us to be guarded in our optimism, but we feel very good about the growth potential of our Company,” McConnell said.  “Each of our core businesses is well-positioned with growth strategies that include additional acquisition opportunities, as well as growth in existing product lines and adjacent markets.  We will continue to focus on unlocking our earnings potential and driving excellence throughout our organization.”  He added, “I am very proud of all of our employees who are committed to continuous improvement and who uphold our philosophy every day, and all we have accomplished in the last four years.”

Conference Call

Worthington will review fourth quarter results during its quarterly conference call today, June 28, 2012, at 1:30 p.m., Eastern Daylight Saving Time.  Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

Corporate Profile

Worthington Industries is a leading diversified metals manufacturing company with 2012 fiscal year sales of $2.5 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand torches, refrigerant and industrial cylinders, camping cylinders, scuba tanks, and compressed natural gas storage cylinders; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; framing systems for mid-rise buildings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings; laser welded blanks, and light gauge steel framing for commercial and residential construction.  Worthington employs approximately 10,000 people and operates 79 facilities in 12 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

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Worthington Industries
June 28, 2012

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to business plans or future or expected growth, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected profitability potential, capacity, and working capital needs; demand trends for the Company or its markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for increasing volatility or improving and sustaining earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of conditions in national and worldwide financial markets; product demand and pricing; adverse impacts associated with the recent voluntary recall of our MAP-PRO®, propylene and MAAP® cylinders, including recall costs, legal and notification expenses, lost sales and potential negative customer perceptions of certain pressure cylinder products; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; costs associated with the recent voluntary recall of our MAP-PRO®, propylene and MAAP® cylinders and related hand torch kits by our Worthington Cylinders Wisconsin, LLC subsidiary, including recall costs, legal and advertising expenses and lost sales; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies and other expected benefits and cost savings therefrom; the overall success of newly-created joint ventures, including the demand for their products, and the ability to achieve the anticipated benefits therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in new markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company’s markets; the impact of judicial rulings and governmental regulations, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, both in the United States and abroad; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended May 31, 2011 and in “Part II – Item 1A. – Risk Factors” of our Quarterly Report on Form 10-Q for the quarterly period ended February 29, 2012.
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WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2012	2011	2012	2011
Net sales	$755,407	$675,693	$2,534,701	$2,442,624
Cost of goods sold	633,939	556,523	2,201,833	2,086,467
Gross margin	121,468	119,170	332,868	356,157
Selling, general and administrative expense	64,318	61,680	225,069	235,198
Impairment of long-lived assets	355	4,386	355	4,386
Restructuring and other expense	1,277	1,201	5,984	2,653
Joint venture transactions	(3,985)	(10,436)	(150)	(10,436)
Operating income	59,503	62,339	101,610	124,356
Other income (expense):
Miscellaneous income	911	953	2,319	597
Interest expense	(4,980)	(4,677)	(19,497)	(18,756)
Equity in net income of unconsolidated affiliates	22,211	24,863	92,825	76,333
Earnings before income taxes	77,645	83,478	177,257	182,530
Income tax expense	23,231	28,914	51,904	58,496
Net earnings	54,414	54,564	125,353	124,034
Net earnings attributable to noncontrolling interest	2,336	2,647	9,758	8,968
Net earnings attributable to controlling interest	$52,078	$51,917	$115,595	$115,066

Basic
Average common shares outstanding	68,752	73,307	69,651	74,803
Earnings per share attributable to controlling interest	$0.76	$0.71	$1.66	$1.54

Diluted
Average common shares outstanding	69,472	74,441	70,252	75,409
Earnings per share attributable to controlling interest	$0.75	$0.70	$1.65	$1.53

Common shares outstanding at end of period	67,906	71,684	67,906	71,684

Cash dividends declared per share	$0.12	$0.10	$0.48	$0.40

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 31,	May 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$41,028	$56,167
Receivables, less allowances of $3,329 and $4,150 at May 31,
2012 and 2011, respectively	400,869	388,550
Inventories:
Raw materials	211,543	189,450
Work in process	115,510	98,940
Finished products	74,887	82,440
Total inventories	401,940	370,830
Income taxes receivable	892	1,356
Assets held for sale	7,202	9,681
Deferred income taxes	20,906	28,297
Prepaid expenses and other current assets	41,402	36,754
Total current assets	914,239	891,635

Investments in unconsolidated affiliates	240,882	232,149
Goodwill	156,681	93,633
Other intangible assets, net of accumulated amortization of $16,103 and
$12,688 at May 31, 2012 and 2011, respectively	100,333	19,958
Other assets	22,585	24,540
Property, plant and equipment, net	443,077	405,334
Total assets	$1,877,797	$1,667,249

Liabilities and equity
Current liabilities:
Accounts payable	$252,334	$253,404
Short-term borrowings	274,923	132,956
Accrued compensation, contributions to employee benefit plans
and related taxes	71,271	72,312
Dividends payable	8,478	7,175
Other accrued items	38,231	52,023
Income taxes payable	11,697	7,132
Current maturities of long-term debt	1,329	-
Total current liabilities	658,263	525,002

Other liabilities	72,371	56,594
Distributions in excess of investment in unconsolidated affiliate	69,165	10,715
Long-term debt	257,462	250,254
Deferred income taxes	73,099	83,981
Total liabilities	1,130,360	926,546

Shareholders' equity - controlling interest	697,174	689,910
Noncontrolling interest	50,263	50,793
Total equity	747,437	740,703
Total liabilities and equity	$1,877,797	$1,667,249

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2012	2011	2012	2011
Operating activities
Net earnings	$54,414	$54,564	$125,353	$124,034
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	15,247	13,799	55,873	61,058
Impairment of long-lived assets	355	4,386	355	4,386
Restructuring and other expense, non-cash	-	(22)	-	203
Joint venture transactions	-	(21,652)	-	(21,652)
Provision for deferred income taxes	(6,736)	4,168	775	7,482
Bad debt expense	134	240	339	1,236
Equity in net income of unconsolidated affiliates, net of distributions	(2,730)	(12,375)	(1,019)	(19,188)
Net loss (gain) on sale of assets	(3,993)	2,173	(5,918)	652
Stock-based compensation	3,166	1,538	11,742	6,173
Excess tax benefits - stock-based compensation	(578)	(674)	(578)	(674)
Changes in assets and liabilities:
Receivables	(26,493)	(56,343)	956	(96,056)
Inventories	(6,416)	(28,990)	17,310	(24,261)
Prepaid expenses and other current assets	(4,648)	(5,725)	8,478	(10,465)
Other assets	2,347	2,134	4,141	922
Accounts payable and accrued expenses	11,024	56,400	(45,847)	31,098
Other liabilities	1,601	2,935	1,689	6,947
Net cash provided by operating activities	36,694	16,556	173,649	71,895

Investing activities
Investment in property, plant and equipment, net	(15,913)	(6,114)	(31,713)	(22,025)
Acquisitions, net of cash acquired	(7,680)	(15)	(239,851)	(31,705)
Distributions from unconsolidated affiliates, net of investments	2,641	(6,161)	45,879	(6,161)
Proceeds from sale of assets	22,565	13,924	37,089	20,614
Net cash provided by (used in) investing activities	1,613	1,634	(188,596)	(39,277)

Financing activities
Net proceeds from (repayments of) short-term borrowings	(10,833)	52,178	97,626	132,956
Proceeds from long-term debt	5,880	-	5,880	-
Principal payments on long-term debt	(247)	-	(342)	-
Proceeds from issuance of common shares	1,407	2,412	11,116	4,827
Excess tax benefits - stock-based compensation	578	674	578	674
Dividends from (payments to) noncontrolling interest, net	250	(1,920)	(9,494)	(10,992)
Repurchase of common shares	(21,298)	(57,672)	(73,418)	(132,764)
Dividends paid	(8,282)	(7,421)	(32,138)	(30,168)
Net cash used in financing activities	(32,545)	(11,749)	(192)	(35,467)

Increase (decrease) in cash and cash equivalents	5,762	6,441	(15,139)	(2,849)
Cash and cash equivalents at beginning of period	35,266	49,726	56,167	59,016
Cash and cash equivalents at end of period	$41,028	$56,167	$41,028	$56,167

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2012	2011	2012	2011
Volume:
Steel Processing (tons)	797	775	2,898	2,589
Pressure Cylinders (units)	24,011	16,467	71,777	59,037
Metal Framing (tons)	-	-	1	184

Net sales:
Steel Processing	$429,615	$431,729	$1,578,509	$1,405,492
Pressure Cylinders	236,818	183,732	770,101	591,945
Engineered Cabs	64,099	-	104,272	-
Metal Framing	-	6,573	4,402	249,543
Other	24,875	53,659	77,417	195,644
Total net sales	$755,407	$675,693	$2,534,701	$2,442,624

Material cost:
Steel Processing	$305,698	$297,167	$1,159,316	1,001,853
Pressure Cylinders	117,161	86,525	386,727	273,899
Engineered Cabs	31,790	-	53,905	-
Metal Framing	-	1,150	1,946	161,036

Operating income (loss):
Steel Processing	$32,509	$38,411	$71,578	$77,671
Pressure Cylinders	21,775	19,028	45,108	48,954
Engineered Cabs	6,325	-	4,878	-
Metal Framing	1,456	360	(3,913)	(7,530)
Other	(2,562)	4,540	(16,041)	5,261
Total operating income	$59,503	$62,339	$101,610	$124,356

The following provides detail of impairment of long-lived assets and restructuring and other expense and joint venture transactions included in operating income by segment presented above.

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2012	2011	2012	2011
Impairment of long-lived assets and restructuring and other expense (income):
Steel Processing	$-	$-	$-	$(303)
Pressure Cylinders	52	-	52	-
Engineered Cabs	-	-	-	-
Metal Framing	-	-	-	1,387
Other	1,580	5,587	6,287	5,955
Total impairment of long-lived assets and restructuring and other expense	$1,632	$5,587	$6,339	$7,039

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2012	2011	2012	2011
Joint venture transactions:
Steel Processing	$(2,102)	$-	$(2,102)	$-
Pressure Cylinders	-	-	-	-
Engineered Cabs	-	-	-	-
Metal Framing	(1,883)	(1,810)	1,952	(1,810)
Other	-	(8,626)	-	(8,626)
Total joint venture transactions	$(3,985)	$(10,436)	$(150)	$(10,436)